Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara - General Information
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS 3rd QUARTER RESULTS

Oakland, N.J. — November 9, 2005 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its third quarter ended September 30, 2005.

Consolidated net sales for the three months ended September 30, 2005 increased 5.0% to $83.2 million, compared to $79.3 million for the three months ended September 30, 2004.  Net sales for the third quarter 2005 include the contribution from Kids Line, acquired in December 2004.  Net sales in the Company’s infant and juvenile segment for the three months ended September 30, 2005 increased 123.4% to $32.9 million, compared to $14.7 million for the three months ended September 30, 2004.  This increase was due to $19.3 million of sales attributable to Kids Line and a sales decrease of $1.1 million (7.3%) in Sassy.  The Company’s gift segment net sales for the three months ended September 30, 2005 decreased 21.0% to $50.3 million, compared to $63.7 million for the three months ended September 30, 2004.  The Company attributes this decline to the same factors that have impacted its gift segment in recent periods, including the softness in the independent retail sales channel.

Consolidated net sales for the nine months ended September 30, 2005 increased 8.9% to $216.0 million, compared to $198.4 million for the nine months ended September 30, 2004.  Net sales for the first nine months of 2005 include the contribution from Kids Line.  Net sales in the Company’s infant and juvenile segment for the nine months ended September 30, 2005 increased 146.9% to $99.0 million, compared to $40.1 million for the nine months ended September 30, 2004.  This increase was due to $57.2 million of sales attributable to Kids Line and sales growth of $1.8 million (4.4%) in Sassy.  The Company’s gift segment net sales for the nine months ended September 30, 2005 decreased 23.7% to $117.0 million, compared to $153.4 million for the nine months ended September 30, 2004.  As a result of the sale of Bright of America effective August 2004, there were no non-core sales for the nine months ended September 30, 2005 compared to $4.9 million for the nine months ended September 30, 2004.

Consolidated operating income was $4.7 million in the quarter ended September 30, 2005, as compared to operating income of $2.0 million for the quarter ended September 30, 2004.  This improvement in the third quarter of 2005 is the result of higher sales and gross profit in the Company’s infant and juvenile segment and lower selling, general and administrative expense in the Company’s gift segment, partially offset by lower sales and gross margins in the Company’s gift segment. Gift segment SG&A in the third quarter 2004 included a pretax restructuring charge of $4.1 million.  The year-to-date consolidated operating profit of $1.2 million in 2005 compares to an operating loss of $22.5 million for the same period in 2004.  The improvement was driven by the same facts that impacted the third quarter operating profit, as well as an inventory write-down of $13.0 million in the second quarter of 2004.

Primarily as a result of an increase in its income tax provision from $0.1 million in the third quarter of 2004 to $11.8 million in 2005, the Company reported a consolidated net loss of $8.6 million, or ($0.41) per diluted share in the third quarter of 2005, as compared to consolidated net income of $2.2 million, or $0.11 per diluted share, for the third quarter of 2004.  The increase in the income tax provision is primarily related to the establishment of valuation allowances against the Company’s deferred tax assets.  The year-to-date consolidated net loss of $16.5 million, or ($0.79) per diluted share, in 2005 compares to a net loss of $12.9 million, or ($0.62) per diluted share, for the same period in 2004.  The net loss in 2005 includes increased interest expense, the write-off of deferred financing costs associated with the termination of the Ableco Financing Agreement of approximated $4.8 million pretax and decreased interest income.

Mr. Andy Gatto, President and Chief Executive Officer commented, “Our infant and juvenile segment continues to show very strong results, driven by growth at Kids Line.  We continue to face challenges in our specialty gift segment and, as a result, we have taken actions to right size our gift business infrastructure while we build our presence in growth channels.”

Management will hold a conference call at 10:00 a.m. ET on Thursday, November 10, 2005 to discuss its financial results.  Individuals wishing to participate in the conference call should call 800-257-2182 or 303-262-2004.  For interested individuals unable to join the call, a replay will be available through November 17, 2005 by dialing 800-405-2236 from the United States or 303-590-3000 from international locations, pass code 11044282.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.net.  A replay of the call will also be available for thirty days.

Russ Berrie and Company, Inc., a leader in the gift industry, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.   Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will”, “would” or “projects”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in the Credit Agreement with LaSalle Business Credit LLC and other factors.

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004

Net sales	$83,237	$79,272	$215,996	$198,405

Cost of Sales	48,643	41,893	124,985	117,094

Gross profit	34,594	37,379	91,011	81,311

Selling, general and administrative expenses	29,936	35,349	89,831	103,819

Operating income (loss)	4,658	2,030	1,180	(22,508)

Investment and other (expense) income - net	(1,440)	310	(13,036)	2,501

Income (Loss) before income tax benefit	3,218	2,340	(11,856)	(20,007)

Income tax provision (benefit)	11,824	92	4,637	(7,141)

Net loss	$(8,606)	$2,248	$(16,493)	$(12,866)

Net income (loss) per share:
Basic	$(0.41)	$0.11	$(0.79)	$(0.62)
Diluted	$(0.41)	$0.11	$(0.79)	$(0.62)

Weighted average shares:
Basic	20,824,000	20,829,000	20,824,000	20,767,000
Diluted	20,824,000	20,829,000	20,824,000	20,767,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2005	2004	2004

Cash, cash equiv., marketable securities and other investments	$4,551	$48,099	$72,495

Accounts receivable - net	74,659	75,722	68,741

Inventories - net	56,682	47,391	41,600

Other current assets	13,461	24,913	19,108

Property, plant and equipment and other assets	184,979	214,973	75,129

Total assets	$334,332	$411,098	$277,073

Current portion of long-term debt and short term debt	$15,229	$25,250	$—

Other current liabilities	54,406	51,582	33,663

Deferred income taxes	1,777	—	328

Long-term debt excluding current portion	49,750	99,750	—

Total liabilities	121,162	176,582	33,991

Shareholders’ equity	213,170	234,516	243,082

Total liabilities and shareholders’ equity	$334,332	$411,098	$277,073

###